SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE SECURITIES EXCHANGE ACT OF 1934

DOGECOIN CASH, INC.
(Exact name of registrant as specified in its charter)

Nevada
(State of incorporation or organization)

20-1898270
(I.R.S. Employer Identification No.)

355 W Mesquite Blvd, C70, Mesquite, NV 89027
(Address of principal executive offices, including zip code)

Securities to be registered pursuant to Section 12(b) of the Act:
None

Securities to be registered pursuant to Section 12(g) of the Act:

Title of each class to be so registered:
Series A Preferred Stock, par value $0.001 per share

Item 1. Description of Registrant’s Securities to be Registered.

On November 13, 2024, Dogecoin Cash, Inc. filed a Certificate of Designation with the Nevada Secretary of State, establishing a series of preferred stock designated as Series A Preferred Stock, consisting of 5,000,000 shares authorized with a par value of $0.001 per share.
As of May 15, 2025, 4,637,125 shares have been issued and are outstanding.

Dividend Rights:
Holders of Series A Preferred Stock are entitled to receive, if and when declared by the Board of Directors, a non-cumulative dividend of one (1) share of common stock per annum for each preferred share held, provided the holder is of record as of November 25 of the applicable year.

Liquidation Preference:
In the event of any liquidation, dissolution, or winding up of the Corporation, holders of Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution to holders of common stock or any other junior securities, an amount equal to the stated value of $1.00 per share, plus any declared but unpaid dividends.

Voting Rights:
Each share of Series A Preferred Stock entitles the holder to one (1) vote, voting together with the holders of common stock as a single class on all matters submitted to a vote of the shareholders, except as otherwise required by law.

Conversion Rights:
The Series A Preferred Stock is not convertible into common stock.

Redemption Rights:
The Corporation, at its sole discretion, may redeem shares of Series A Preferred Stock on or before October 25, 2034, by issuing ten (10) shares of common stock for each one (1) share of Series A Preferred Stock redeemed. Redemption is subject to prior written notice to the holders in accordance with the Corporation’s bylaws and any applicable notice requirements.

Item 2. Exhibits.

Exhibit No.    Description
3.1            Certificate of Designation of Series A Preferred Stock (filed as Exhibit 3.1 to Form 8-K filed on April 28, 2025; incorporated herein by reference)
—              A sample stock certificate for the Series A Preferred Stock is not currently available.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

DOGECOIN CASH, INC.
By: /s/ David Tobias
Name: David Tobias
Title: Chief Executive Officer
Date: May 15, 2025

This Form 8-A is filed pursuant to Section 12(g) of the Securities Exchange Act of 1934 and shall become effective upon filing in accordance with Rule 12g-3.